EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO 763-557-2222	Parice Halbert, CFA Westwicke Partners 443-213-0500

ATS Medical Announces Fourth Quarter 2008 Results

•	Company generates non-GAAP operating profit excluding litigation settlement

•	Fourth quarter 2008 vs. fourth quarter 2007:

• Revenue increases 27% to $18.0 million

• Heart valve therapy revenue rises 26%

• CryoMaze cryoablation revenue grows 30%

• Record gross profit margin of 65.7% vs. 58.2%

MINNEAPOLIS, MN, February 23, 2009 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the fourth quarter ended December 31, 2008.

Fourth Quarter 2008 Results

Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 26% on a year-over-year basis to $13.0 million. The growth reflected a 23% increase in mechanical valve revenue, a 164% increase in tissue valve revenue and a 57% increase in valve repair revenue. Revenue from the Company’s ATS CryoMaze™ cryoablation products for the treatment of cardiac arrhythmias grew 30% to $4.6 million. Total revenue growth excluding the impact of foreign currency fluctuations was approximately 30%.

Gross profit margin for the fourth quarter of 2008 was a record of 65.7%, representing significant improvement from 58.2% in the fourth quarter of 2007. Year-over-year gross profit margin improvements were due to lower mechanical valve product costs resulting from increased production as well as growth in the Company’s surgical ablation business.

The GAAP operating loss for the fourth quarter of 2008 was $7.3 million compared with a GAAP operating loss of $4.9 million in the fourth quarter of 2007. The GAAP operating loss in the fourth quarter of 2008 includes a one-time charge of $7.5 million related to the Company’s settlement of long standing litigation. Excluding the litigation settlement the Company earned a non-GAAP operating profit of $171,000. The GAAP net loss for the fourth quarter of 2008 was $8.5 million, or $0.13 per share, compared with $6.2 million, or $0.10 per share in the fourth quarter of 2007. Excluding the impact of the litigation settlement, the non-GAAP net loss per share for the fourth quarter would have been $0.02.

“The fourth quarter was a milestone quarter for ATS Medical as strong revenue growth and record gross profit margin performance enabled us to generate a non-GAAP operating profit excluding non-recurring charges,” said Michael Dale, Chairman, President and Chief Executive Officer. “Over the last six years the ATS team has worked tirelessly to build a strategically relevant, high growth, diversified, and ultimately profitable cardiac surgery franchise. Every ATS employee deserves credit and can take great pride in the achievement of this important accomplishment.”

Recent and Upcoming Product Highlights

Tissue Heart Valves

•	During the fourth quarter of 2008 the Company received FDA approval of the ATS 3f Aortic Bioprosthesis, the Company’s first tissue valve offering in the United States. The Company is conducting a limited commercial launch of the valve in the United States beginning in the first quarter of 2009.

•	The Company expects its sutureless tissue valve, the ATS 3f Enable Aortic Bioprosthesis, to receive a CE Mark in 2009. The Enable valve is designed to allow less invasive surgery for the general population of aortic valve replacement patients.

Surgical Ablation

•	The Company announced the formation of its Cryoablation Scientific Advisory Board in January this year. This board met for the first time in December 2008 to develop a consensus around the preferred procedural approach to perform a complete Cox Maze III procedure. The objective was to recommend a standard set of lesions that would yield the best possible, reproducible patient outcomes. In January, the board publicly unveiled their recommended procedural steps at the ATS Frontiers in Cryoablation Symposium at the annual meeting of the Society of Thoracic Surgery in San Francisco. The board’s procedural recommendations will be the basis for clinical studies, training and marketing programs.

2008 Full Year Results

For the full year 2008 revenue increased 32.7% to $65.8 million compared to $49.6 million in 2007. Heart valve therapy revenue increased 23.4% and CryoMaze revenue increased 74.3%. Gross profit margin was 61.6% for the full year 2008 compared to 56.9% for 2007. The Company reported a GAAP net loss for 2008 of $19.3 million, or $0.31 per share, compared to a GAAP net loss of $23.0 million, or $0.44 per share, in 2007. The net loss for 2008 included a charge of $7.5 million related to the Company’s settlement of longstanding litigation. The net loss for 2007 included charges of $3.5 million for acquired in-process research and development related to the acquisition of our surgical cryoablation business and $0.8 million related to discontinuing our PARSUS development program.

2009 Guidance

For the full year 2009 the Company expects:

•	Revenue growth of 17.0% to 21.5% which translates into a revenue range of $77 to $80 million. The Company’s revenue guidance includes an unfavorable impact of approximately 2% related to declining foreign exchange rates.

•	Gross margin in the range of 64% to 66%

•	The Company expects to generate an operating profit on an annual basis.

•	The Company expects to generate net income in the fourth quarter of 2009.

Conference Call Today

ATS management will host a conference call today, February 23, 2009, at 5:00 p.m. ET to discuss its 2008 fourth quarter and full year financial results and current corporate developments. The dial-in number for the conference call is 866-953-6851 for domestic participants and 619-399-3475 for international participants. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 888-286-8010 for domestic participants and 617-801-6888 for international callers, using the passcode 88772935#.

Disclosure of Non-GAAP Financial Measures

ATS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, from time to time, we include other measures in our releases which are not prepared in accordance with GAAP. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP.  In this release we have included adjusted versions of our operating profit (loss), net loss and net loss per share for the fourth quarter of 2008. These non-GAAP measures do not reflect the impact of a $7.5 million charge related to the Company’s settlement of long standing litigation because we believe that this charge will not be incurred on a regular basis. We use the adjusted operating loss, adjusted net loss and adjusted net loss per share measures in our internal analysis and review of our operational performance. We believe that these non-GAAP measures provide investors with useful information in comparing our performance over different periods, particularly when comparing one of these periods to a period in which we did not incur this kind of charge. By using these non-GAAP measures we believe investors get a better picture of the performance of our underlying business. We have also included as an attachment to this release a schedule which reconciles our operating loss, net loss and net loss per share prepared in accordance with GAAP to our adjusted operating loss, adjusted net loss and adjusted net loss per share presented above.

About ATS Medical

ATS Medical, Inc. is dedicated to ‘Advancing The Standards’ of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® heart valve as a new mechanical heart valve standard of care. Today the Open Pivot heart valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive, sutureless procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze™ products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze™ products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics, the Enclose product line and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements
of Operations
(in thousands except per share amounts)
	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$18,032	$14,217	$65,821	$49,587
Cost of goods sold	6,190	5,937	25,267	21,348

Gross profit	11,842	8,280	40,554	28,239

Operating expenses:
Sales and marketing	6,680	7,019	27,373	24,633
Research and development	1,864	2,173	8,215	7,546
In-process research and development	—	—	—	3,500
General and administrative	2,310	3,099	10,509	10,417
Litigation settlement	7,500	—	7,500	—
Amortization of intangibles	817	885	3,489	2,516
Intangible asset impairment	—	—	—	755

Total operating expenses	19,171	13,176	57,086	49,367

Operating loss	(7,329)	(4,896)	(16,532)	(21,128)

Interest expense, net	(763)	(555)	(2,739)	(1,822)
Other income (expense), net	(224)	(594)	413	61

Net loss before income taxes	(8,316)	(6,045)	(18,858)	(22,889)
Income tax expense	(197)	(116)	(481)	(119)

Net loss	($8,513)	($6,161)	($19,339)	($23,008)

Net loss per share:
Basic and diluted	($0.13)	($0.10)	($0.31)	($0.44)

Weighted average number of shares outstanding:
Basic and diluted	63,580	59,412	61,440	52,589

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	2008	2007
Assets
Cash and short-term investments	$20,895	$14,669
Accounts receivable	14,532	11,186
Inventories, net	20,208	18,743
Prepaid expenses	958	1,143

Total current assets	56,593	45,741

Property and equipment, net	7,031	7,739
Intangible assets	49,131	50,779
Other assets	2,226	1,638

Total assets	$114,981	$105,897

Liabilities & shareholders’ equity
Accounts payable	$4,054	$4,794
Accrued compensation	3,537	2,361
Other accrued liabilities	2,257	2,095
Current maturities of bank notes payable	2,646	2,457
Payable to CryoCath Technologies Inc.	1,910	—
Payable to CarboMedics Inc.	4,500	—
Warrant liability	—	3,913

Total current liabilities	18,904	15,620

Convertible senior notes payable	17,533	17,436
Bank notes payable	3,969	6,143
Payable to CryoCath Technologies Inc.	—	1,742

Shareholders’ equity	74,575	64,956

Total liabilities & shareholders’ equity	$114,981	$105,897

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Year Ended
	December 31,	December 31,
	2008	2007
Operating activities
Net loss	($19,339)	($23,008)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	5,623	4,622
Stock based compensation expense	1,676	1,454
Acquired in-process research and development	—	3,500
Impairment of intangibles	—	755
Deferred income taxes	192	95
Non-cash interest expense	743	546
Change in value of common stock appreciation rights and convertible senior notes derivative liabilities	(294)	554
Changes in operating assets and liabilities	(1,005)	1,939

Net cash used in operating activities	(12,404)	(9,543)

Investing activities
Maturities of short-term investments, net of purchases	4,189	1,903
Payments for business acquisitions	(2,000)	(21,074)
Business acquisition costs	—	(1,791)
Payments for technology licenses and other intangibles	—	(277)
Purchases of furniture, machinery and equipment	(1,440)	(748)
Other	—	(36)

Net cash provided by (used in) investing activities	749	(22,023)

Financing activities
Advances on bank notes payable	—	8,600
Repayments on notes payable	(1,985)	(2,327)
Net proceeds from sales of common stock and warrants	23,943	31,196
Other	162	168

Net cash provided by financing activities	22,120	37,637

Effect of foreign exchange rate changes	(50)	(203)

Increase in cash and cash equivalents	$10,415	$5,868

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Heart valve therapy	$13,047	$10,336	$47,576	$38,560
Surgical arrhythmia	4,643	3,576	16,888	9,690
Surgical tools & accessories	342	305	1,357	1,337

Total revenue	$18,032	$14,217	$65,821	$49,587

ATS Medical, Inc.
Reconciliation of GAAP Financial Measures
to Non-GAAP Financial Measures
(in thousands except per share amounts)
(unaudited)
Quarter ended
December 31,
2008
Operating loss, as reported	$(7,329)
Adjustments to operating loss:
Litigation settlement	7,500

Operating income, as adjusted	$171

Net loss, as reported	$(8,513)
Adjustments to net loss:
Litigation settlement	7,500

Net loss, as adjusted	$(1,013)

Net loss per share, as reported:
Basic and diluted	$(0.13)
Adjustments to net loss per share:
Litigation settlement	0.12

Net loss per share, as adjusted:
Basic and diluted	$(0.02)

Weighted average number of shares outstanding, basic and diluted	63,580

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